Exhibit 4.15
ADDENDUM AGREEMENT NO. 1
(the “Addendum Agreement”)
TO MANAGEMENT AGREEMENTS
BETWEEN CARDIFF MARINE INC.
OF MONROVIA, LIBERIA, LAWFULLY REPRESENTED (HEREINAFTER
“CARDIFF”)
AND
OCEAN BLUE SPIRIT OWNERS INC. (M/T TAMARA)
OCEANFAITH OWNERS INC. (M/T TIGANI)
HEREINAFTER COLLECTIVELY THE “OWNERS”
Whereas the Owners have been engaged in the ownership and operation of cargo vessels trading worldwide.
Whereas Ocean Blue Spirit Owners Inc. as Owners and CARDIFF as Managers have entered into a management agreement dated 13th October, 2008 with respects to the vessel M/T Tigani;
Whereas Oceanfaith Owners Inc. as Owners and CARDIFF as Managers have entered into a management agreement dated 13th October, 2008 with respects to the vessel M/T Tamara
IT IS HEREBY AGREED AS FOLLOWS:
That the Euro equivalent of 90 days management fees (the “Security”) will be paid to CARDIFF in cash as security for the due, punctual, proper and correct performance by the Owners of their obligations under the Management Agreements, such payment to be made to CARDIFF upon written demand by CARDIFF to a bank account as designated by the CARDIFF;
That the Security to be paid by Ocean Blue Spirit Owners Limited to CARDIFF with respects to technical management services for M/T Tigani shall be € 60,750 in cash {€ 675 per day x 90 days);
That the Security to be paid by Oceanfaith Owners Limited to CARDIFF with respects to technical management services for M/T Tamara shall be € 60.750 in cash (€ 675 per day x 90 days);
That the Security to be paid by Ocean Blue Spirit Owners Limited to CARDIFF with respects to commercial management services for M/T Tigani shall be € 13.500 in cash (€ 150 per day x 90 days);

That the Security to be paid by Oceanfaith Owners Inc. to CARDIFF with respects to commercial management services for M/T Tamara shall be € 13.500 in cash (€ 150 per day x 90 days);
That upon the valid effective termination of the Management Agreements CARDIFF shall only be required to return the Security amount or any portion thereof, if the amounts due to CARDIFF pursuant with the obligations set forth in the Management Agreements and their addenda is less than the Security amount paid as per above, it being understood that in any event of default from the part of the Owners, the Security is forfeited in favor of CARDIFF without prejudice to any rights which CARDIFF may have against the Owner in law or in equity.
That a working capital reserve (Three Month Reserve) be paid to CARDIFF equal to three months running expenses per vessel. For calculation purposes the reserve will be based on the agreed budgeted daily average cost as per the respective management agreements.
That the Security amount and the Three Month Reserve shall be non-refundable by CARDIFF in the event of: (i) a Change of Control of OceanFreight Inc. and (ii) any public disclosure that Ocean Freight Inc is in default of any of its agreements including but not limited to Loan Agreements and Charter Party Agreements and such default impairs the Company’s ability to continue its operations. Change of Control shall have the same term and meaning as set forth in the Services Agreement dated 15th May, 2008 between CARDIFF and OceanFreight Inc.
All other terms and conditions of each respective Management Agreement and the Addendum Agreement dated 15th May, 2008 and 21st October, 2008 remain unaltered and in full force and effect, save as may have been amended by the parties, such as with regard to Security and Three Month Reserve payable as above
[SIGNATURE PAGE FOLLOWS]

Signed this 14th day of January 2009.

/s/ Michael Gregos

ON BEHALF OF OCEAN BLUE SPIRIT OWNERS INC.
By: Michael Gregos
Title: COO

/s/ Michael Gregos

ON BEHALF OF OCEANFAITH OWNERS INC.
By: Michael Gregos
Title: COO

/s/ Charalampos Alivizatos

ON BEHALF OF CARDIFF MARINE INC.

By: Charalampos Alivizatos
Title: Legal Representative

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